[Asta Funding, Inc. Logo]

    NASDAQ: ASFI                                                    Exhibit 99.1

                                            FOR IMMEDIATE RELEASE
CONTACT:
                                            Stephen D. Axelrod, CFA
Mitchell Cohen, CFO                         Andria Arena (Media)
ASTA FUNDING, INC.                          WOLFE AXELROD WEINBERGER ASSOC. LLC
(201) 567-5648                              (212) 370-4500; (212) 370-4505 (Fax)
                                            steve@wolfeaxelrod.com


                 ASTA FUNDING REPORTS RECORD SECOND QUARTER AND
                         SIX MONTHS FISCAL 2005 RESULTS

 -Record Second Quarter Net Income and Fully Diluted EPS Increase 34% on Revenue
                                Increase of 30% -

ENGLEWOOD CLIFFS, NJ, MAY 9, 2005 -- ASTA FUNDING, INC., (NASDAQ: ASFI), a leading consumer receivable asset management and liquidation company, today reported results for the three and six months ended March 31, 2005.

Net income for the three months ended March 31, 2005 increased 34% to $7,281,000, or $0.51 per diluted share (based on 14.4 million shares), compared to $5,433,000, or $0.38 per diluted share (based on 14.3 million shares), in the same prior year period. Revenues for the three months ended March 31, 2005, were $16,662,000, an increase of 30% compared to revenues of $12,864,000 a year ago.

Net income for the six months ended March 31, 2005 increased 33% to $13,456,000, or $0.94 per diluted share (based on 14.4 million shares), from $10,121,000, or $0.71 per diluted share (based on 14.2 million shares), for the same period a year earlier. Revenues for the six months ended March 31, 2005 were $30,492,000, an increase of 25% compared to revenues for the six months ended March 31, 2004 of $24,319,000.

Gary Stern, President and Chief Executive Officer, said, "The second quarter was very rewarding. We showed stellar growth on the top and bottom lines, made significant portfolio purchases with a face value of $800 million at a cost of approximately $36.8 million, and expanded our credit facility from $60 million to $80 million for future growth opportunities that may arise. We continue to adhere to the time-tested business strategies and disciplines that have proven to be successful in growing shareholder value."




                                                                        - MORE -

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                  210 Sylvan Avenue, Englewood Cliffs, NJ 07632
                       (201) 567-5648, (201) 567-2203 fax

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Asta Funding will conduct a teleconference today at 10:30 a.m. Eastern time. To participate please dial USA (877) 511-5818, International (706) 634-1462 about 5 -10 minutes prior to 10:30 am EDT. Please refer to the Asta Funding earnings teleconference ID 6059128. A recording of the conference call will be available from 12:00 noon EDT May 9th through May 16th, by dialing USA/ Canada (800) 642-1687, International (706) 645-9291, conference ID 6059128.

                       -----------------------------------

Asta Funding, Inc.

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at www.astafunding.com.

Except for historical information contained herein, the matters set forth in this news release are "forward- looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s Form 10-K for the fiscal year ended September 30, 2004, and those described from time to time in Asta Funding, Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all. Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its website at www.astafunding.com.





                                                     - FINANCIAL TABLE FOLLOWS -

                       ASTA FUNDING, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS DATA
                                   (UNAUDITED)


                                                             Three Months Ended                      Six Months Ended
                                                         3/31/05            3/31/04             3/31/05             3/31/04
                                                         -------            -------             -------             -------
Revenues:
Finance income                                       $16,662,000         $12,864,000          $30,492,000         $24,319,000
                                                     -----------         -----------          -----------         -----------

Expenses:
General and administrative                             3,925,000           2,981,000            6,969,000           5,524,000
Interest                                                 496,000             285,000              903,000             456,000
Third party servicing                                          0             454,000                    0           1,316,000
                                                     -----------         -----------          -----------         -----------

                                                       4,421,000           3,720,000            7,872,000           7,296,000
                                                     -----------         -----------          -----------         -----------


Income before income taxes                            12,241,000           9,144,000           22,620,000          17,023,000

Income tax expense                                     4,960,000           3,711,000            9,164,000           6,902,000
                                                     -----------         -----------          -----------         -----------

Net income                                            $7,281,000          $5,433,000          $13,456,000         $10,121,000
                                                     -----------         -----------          -----------         -----------

Net income per share:

Basic                                                      $0.54               $0.41                $1.00               $0.76
                                                     -----------         -----------          -----------         -----------

Diluted                                                    $0.51               $0.38                $0.94               $0.71
                                                     -----------         -----------          -----------         -----------


Weighted average number of shares outstanding:

Basic                                                 13,553,000          13,347,000           13,512,000          13,276,000
                                                     -----------         -----------          -----------         -----------

Diluted                                               14,405,000          14,304,000           14,352,000          14,229,000
                                                     -----------         -----------          -----------         -----------


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